Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	CardioNet, Inc.
Marty Galvan
Investor Relations
800-908-7103
investorrelations@cardionet.com

CardioNet, Inc. Updates Full Year 2009 Guidance, Industry Dynamics and Future Strategies

Conference call scheduled for Wednesday, July 1, 2009 at 8:30 am

Conshohocken, PA — (Business Wire) — June 30, 2009 — CardioNet (Nasdaq: BEAT), a leading wireless medical technology company with an initial focus on the diagnosis and monitoring of cardiac arrhythmias, announced today an adjustment to its previously stated full year 2009 financial guidance.

The Company is revising its revenue guidance for full year 2009 to reflect growth of 30%-33% compared to the full year 2008 and now expects revenue for 2009 to be in the range of $156 million to $160 million.  The revenue guidance is based on lower than anticipated commercial reimbursement rates.  Volume growth continues to be significant, but is expected to be somewhat lower than the Company had anticipated.  The Company believes that the long-term outlook for its business and the wireless healthcare industry remains highly attractive, and CardioNet intends to continue its previously announced investments in its sales and marketing organization, product development and clinical research programs.  Other areas of spending will be curtailed and restructured to partially offset the negative price and volume dynamics.  Accordingly, the Company is now expecting adjusted earnings per diluted share for full year 2009 to be in the range of $0.30 to $0.35 excluding any impact of NOLs, other tax related items and any nonrecurring charges, with the majority of the impact affecting results in the second half of 2009.  At this time, the Company is not in a position to provide revenue or earnings guidance for 2010 and 2011.  The Company may issue such guidance if greater certainty develops with respect to long-term reimbursement and physician adoption.  CardioNet’s balance sheet remains strong with no debt and substantial cash.

Randy Thurman, Chairman, President and Chief Executive Officer of CardioNet said, “With nearly 250,000 patients monitored, over 200 million covered lives and 28 completed clinical research studies, CardioNet is the unquestioned leader in mobile cardiac outpatient telemetry.  The Company continues to develop clinically relevant product innovations, as demonstrated by the recent introduction of SomNetTM, a new clinical indicator for common sleep disorders.  While only on the market for two weeks, CardioNet has seen over 100 physician practices enroll in the program.  Additionally, the Company just completed training for its expanded sales organization and expects to have over 140 experienced cardiology account executives fully deployed beginning in the third quarter of 2009.  CardioNet believes this will be the largest sales organization in the world dedicated to wireless healthcare.  The second half of the year will also be marked by the Company’s entry into the hospital and cardiac thoracic surgery markets and by the nationwide introduction of new physician programs aimed at accelerating the use of MCOT.”

The Company also intends to expand its business base with the previously announced acquisition of Biotel Inc., which includes the leading wireless event monitor and accelerates development of CardioNet’s wireless MCOT technology.  In addition to giving CardioNet what the Company sees as the best array of product technology in the industry, Biotel positions the Company to enter the clinical research industry through Biotel’s Agility division.  To illustrate the attractiveness of this strategy, CardioNet was just selected by a major global pharmaceutical company to provide clinical research support for drug development. Biotel’s Agility division will accelerate growth of this attractive source of revenue that is not directly subject to reimbursement dynamics.  Strategic and synergistic acquisitions are likely to be an important aspect of the Company’s future.

Randy Thurman added, “Year to date our MCOT™ patient volume is up over 60% compared to prior year and projected to be up over 60% for the full year.  While revenue is somewhat lower than planned, earnings will also reflect our investments for long-term growth and the anticipated lower commercial reimbursements rates.  We believe the dynamics of robust growth in a highly cost conscious healthcare reform market will continue long-term.  As such, CardioNet will be structured to produce long-term shareholder value in that environment.

“CardioNet is the pioneer in the field of wireless cardiac arrhythmia monitoring and diagnosis.  In contrast to healthcare technologies that have long existed, we are in the challenging position of forecasting the future growth of a revolutionary new technology in the midst of dramatic healthcare reform and overwhelming pressure on costs.  As we continue to build our leadership position with MCOT™, forecasting the business results will become more certain.

“We remain confident that wireless healthcare technologies will be one of the most dramatic, revolutionary changes in human health for the next decade and beyond.  We believe that the cost benefit advantages and superior clinical outcomes of technologies such as MCOT™ will prevail even in this cost driven reimbursement environment.  With our proven platform technology, expanding wireless applications and entry into new related business segments, CardioNet, our physicians, patients and shareholders are positioned to benefit from our strategy over the long term.”

Conference Call

CardioNet, Inc. will host an earnings conference call on Wednesday, July 1, 2009, at 8:30 AM Eastern Time.  The call will be simultaneously webcast on the investor information page of the Company’s website, www.cardionet.com.  The call will be archived on the Company’s website and will also be available for two weeks via phone at 1-888-286-8010, access code 51216355.

CardioNet is the leading provider of ambulatory, continuous, real-time outpatient management solutions for monitoring relevant and timely clinical information regarding an individual’s health. CardioNet’s initial efforts are focused on the diagnosis and monitoring of cardiac arrhythmias, or heart rhythm disorders, with a solution that it markets as Mobile Cardiac Outpatient TelemetryTM (MCOT™). More information can be found at http://www.cardionet.com.

Forward-Looking Statements

This press release includes certain forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995 regarding, among other things, our growth prospects, the prospects for our products and our confidence in the Company’s future. These statements may be identified by words such as “expect,” “anticipate,” “estimate,” “intend,” “plan,” “believe,” “promises” and other words and terms of similar meaning. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including important factors that could delay, divert, or change any of them, and could cause actual outcomes and results to differ materially from current expectations. These factors include, among other things, the success of our sales and marketing initiatives, our ability to attract and retain talented executive management and sales personnel, our ability to identify acquisition candidates, acquire them on attractive terms and integrate their operations into our business, the commercialization of new products, market factors, internal research and development initiatives, partnered research and development initiatives, competitive product development, changes in governmental regulations and legislation, changes to reimbursement levels for our products, the continued consolidation of payors, acceptance of our new products and services and patent protection and litigation. For further details and a discussion of these and other risks and uncertainties, please see our public filings with the Securities and Exchange Commission, including our latest periodic reports on Form 10-K and 10-Q. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.